Exhibit 99.1

For Immediate Release – January 31, 2005

For Information Contact:

Curtis L. Hage, Chairman, President and CEO

Sioux Falls, South Dakota

Phone:  (605) 333-7556

HF Financial Corp. Announces a Quarterly Diluted Earnings Per Share Increase of 32.4% and Declares Quarterly Cash Dividend

•                  HF Financial Corp. (the “Company”) (NASDAQ: HFFC), Sioux Falls, SD, reported diluted earnings per share (“EPS”) of $0.45 for the three months ended December 31, 2004 compared to $0.34 for the same period in the prior fiscal year, a 32.4% increase.

•                  For the six months ended December 31, 2004, the Company reported EPS of $0.86 compared to $0.70 for the same period in the prior fiscal year, a 22.9% increase.

•                  Return on average equity for the six months ended December 31, 2004 was 11.72% compared to 10.31% for the six months ended December 31, 2003.

•                  Net interest margin increased $684,000, or 11.2%, to $6.8 million for the three months ended December 31, 2004 from $6.1 million for same period in the prior fiscal year.  This increase was due to a combination of increases in the Company’s interest-earning assets and the national prime rate increasing from 4.00% at December 31, 2003 to 5.25% at December 31, 2004.

•                  Asset quality indicators continue to improve.  The ratio of nonperforming loans and leases to total loans and leases decreased to 0.48% at December 31, 2004 from 0.79% at December 31, 2003.  Included in the December 31, 2004 ratio was a significant loan relationship, which paid down in early January 2005.  The December 31, 2004 ratio of nonperforming loans and leases to total loans and leases inclusive of the loan payment would have been 0.29%.

•                  Net healthcare costs declined by $273,000, or 31.5%, for the six months ended December 31, 2004 as compared to the same period in the prior fiscal year.

•                  The Company announced it will pay a quarterly cash dividend of 11 cents per share for the second quarter of the 2005 fiscal year.  The dividend will be paid on February 16, 2005 to shareholders of record on February 2, 2005.

•                  The Company continued with its stock buyback program during the second quarter ended December 31, 2004.  During the current buyback period from May 1, 2004 to April 30, 2005, the Company has purchased 51,800 shares of which 9,100 shares were purchased during the second quarter.

HF Financial Corp., the parent company for financial service companies, including Home Federal Bank, Mid America Capital Services, Inc., Hometown Insurors, Inc. and HF Financial Group, Inc., announced earnings today of $3.1 million for the six months ended December 31, 2004 compared to $2.6 million for the same period in the prior fiscal year.  For the three months ended December 31, 2004, earnings were $1.6 million compared to $1.3 million for the same period in the prior fiscal year.

Curtis L. Hage, Chairman, President and CEO stated, “We are pleased with the EPS growth over last year.  As our “sales culture” matures, we believe we are more competitive in the markets we serve.  We are gathering more customers and increasing the number of relationships we have per customer.  We believe the transition to a “bank-like” balance sheet is proving to give us stronger earning power, while retaining a manageable risk profile and recovering more rapidly from the margin compression we have experienced these last years.”

Mr. Hage stated, “In addition to our increased production, we continue to stress asset quality and cost controls as we grow our company to meet the needs of our customers.  We are disciplined in our credit underwriting and diligent in our continuing review of credit quality.  As we continue our strategy of becoming a “high performing” company, we know how important strong credit quality and stringent cost controls are to achieving that objective.  We believe we are poised to continue growth of the company over the next several years while maintaining small incremental cost increases.”

Mr. Hage continued, “Our EPS for the quarter of $0.45, combined with $.41 from the prior fiscal quarter, gives us momentum going into the last half of fiscal 2005.  We did experience some loan payoffs due to competitive and market factors, which we anticipate we can replace.  We expect our growth in earning assets will flatten as we replace this volume with quality loan production and further expect a moderation in EPS growth until this volume is replaced. We are also pleased with the decrease in net health care expense comparison to last year.  Although the variability of these costs could affect the EPS in the future, we are confident that our self-funded health plan, combined with encouraging healthy life style choices by our employees, is currently the best alternative for health care cost controls.”

Net interest income increased $855,000, or 6.8%, for the six months ended December 31, 2004 as compared to the same period in the prior fiscal year.  For the three months ended December 31, 2004, net interest income increased $684,000, or 11.2%, compared to the same period in the prior fiscal year.  The Company’s net interest margin was 3.36% for the six months ended December 31, 2004 as compared to 3.45% for the same period in the prior fiscal year.  For the three months ended December 31, 2004, the net interest margin was 3.41% compared to 3.41% for the same period in the prior fiscal year.

Provision for losses on loans and leases decreased $696,000, or 65.0%, for the six months ended December 31, 2004 as compared to the same period in the prior fiscal year.  For the three months ended December 31, 2004, provision for losses on loans and leases decreased $438,000, or 69.1%, compared to the same period in the prior fiscal year.  The reduction in the provision for losses on loans and leases reflects continued strong credit quality, reductions in net charge-offs and reductions in nonperforming assets despite an increase in loan and lease volume.  Net charge-offs decreased $434,000, or 48.2%, at December 31, 2004, as compared to the same period in the prior fiscal year.  Nonperforming assets decreased $1.5 million, or 29.9% at December 31, 2004, as compared to the same period in the prior fiscal year.  Loans and leases receivable increased $49.4 million, or 8.0%, at December 31, 2004, compared to December 31, 2003.

The decrease in noninterest income of $745,000, or 14.1%, for the six months ended December 31, 2004 as compared to the same period in the prior fiscal year was primarily due to decreases in net gain on sale of loans of $498,000, loan servicing income of $57,000 and other noninterest income of $351,000 offset by increases in fees on deposits of $118,000 and trust income of $72,000.  For the three months ended December 31, 2004, noninterest income decreased $133,000, or 5.4%, as compared to the same period in the prior fiscal year primarily due to decreases in net gain on sale of loans of $78,000, net gain on sale of securities of $42,000 and other noninterest income of $109,000 offset by increases in fees on deposits of $70,000 and trust income of $36,000.

Noninterest expense increased $120,000, or 1.0%, for the six months ended December 31, 2004 as compared to the same period in the prior fiscal year primarily due to an increase in compensation and employee benefits of $276,000 offset by decreases in occupancy and equipment of $87,000 and other noninterest expense of $69,000.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan was $594,000 for the six months ended December 31, 2004, a decrease of $273,000, or 31.5% compared to the same period in the prior fiscal year.  For the three months ended December 31, 2004, noninterest expense increased $523,000, or 8.8%, as compared to the same period in the prior fiscal year primarily due to an increase in compensation and employee benefits of $590,000 offset by decreases in occupancy and equipment of $56,000 and other noninterest expense of $11,000.  Net healthcare costs, inclusive of health claims and administration fees offset by stop loss and employee reimbursement under the Company’s self-insured health plan was $213,000 for the three months ended December 31, 2004, a decrease of $60,000, or 22.0% compared to the same period in the prior fiscal year.

The Company had total assets of $848.4 million and stockholders’ equity of $54.3 million at December 31, 2004.  The Company is the largest publicly traded financial institution based in South Dakota, with 34 offices, which includes a location in Marshall, Minnesota. Internet banking is also available at www.homefederal.com.

Forward-Looking Statements

This news release and other reports issued by HF Financial Corp. (the “Company”), including reports filed with the Securities and Exchange Commission, contain “forward-looking statements” that deal with future results, expectations, plans and performance.  In addition, the Company’s management may make forward-looking statements orally to the media, securities analysts, investors or others.  These forward-looking statements might include one or more of the following:

•                  Projections of income, loss, revenues, earnings or losses per share, dividends, capital expenditures, capital structure, tax benefit or other financial items.

•                  Descriptions of plans or objectives of management for future operations, products or services, transactions and use of subordinated debentures payable to trusts.

•                  Forecasts of future economic performance.

•                  Descriptions of assumptions underlying or relating to such matters.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “optimism,” “look-forward,” “bright,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements about the Company’s expected financial results and other plans are subject to certain risks, uncertainties and assumptions.  These include, but are not limited to the following: possible legislative changes and adverse economic, business and competitive developments (such as shrinking interest margins); deposit outflows; reduced demand for financial services and loan products; changes in accounting policies or guidelines, or in monetary and fiscal policies of the federal government; changes in credit and other risks posed by the Company’s loan portfolios; unexpected claims against the Company’s self-insured health plan; the ability or inability of the Company to successfully enter into a definitive agreement for and close anticipated transactions; technological, computer-related or operational difficulties; adverse changes in securities markets; results of litigation; or other significant uncertainties.

                                                Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

HF Financial Corp.

Selected Consolidated Operating Highlights

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003

Interest, dividend and loan fee income:
Loans and leases receivable	$10,204	$9,112	$19,938	$18,718
Investment securities and interest-earning deposits	1,045	732	2,001	1,410
	11,249	9,844	21,939	20,128
Interest expense:
Deposits	2,941	2,477	5,712	5,073
Advances from Federal Home Loan Bank and other borrowings	1,504	1,247	2,883	2,566
	4,445	3,724	8,595	7,639

Net interest income	6,804	6,120	13,344	12,489

Provision for losses on loans and leases	196	634	375	1,071

Net interest income after provision for losses on loans and leases	6,608	5,486	12,969	11,418

Noninterest income:
Fees on deposits	1,127	1,057	2,247	2,129
Loan servicing income	409	419	781	838
Gain on sale of loans, net	234	312	336	834
Trust Income	172	136	331	259
Gain on sale of securities, net	—	42	13	42
Other	397	506	829	1,180
	2,339	2,472	4,537	5,282
Noninterest expense:
Compensation and employee benefits	4,129	3,539	8,127	7,851
Occupancy and equipment	766	822	1,549	1,636
Other	1,544	1,555	3,094	3,163
	6,439	5,916	12,770	12,650

Income before income taxes	2,508	2,042	4,736	4,050
Income tax expense	860	773	1,628	1,459
Net income	$1,648	$1,269	$3,108	$2,591

Earnings per share:
Basic	$0.46	$0.35	$0.88	$0.73
Diluted	0.45	0.34	0.86	0.70

Weighted average shares:
Basic	3,553,354	3,582,667	3,543,600	3,569,780
Diluted	3,649,299	3,687,746	3,624,589	3,677,444

Outstanding shares: (end of period)	3,555,441	3,573,895	3,555,441	3,573,895

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	12/31/2004	6/30/2004	12/31/2003

Balance Sheet Data
Total assets	$848,856	$847,070	$788,538
Cash and cash equivalents	21,641	20,474	27,571
Securities available for sale	114,805	122,715	99,074
Loans and leases receivable, net	645,711	640,946	597,886
Loans held for sale	12,334	10,351	10,612
Deposits	649,346	658,719	625,008
Advances from Federal Home Loan Bank and other borrowings	101,253	93,750	68,088
Subordinated debentures payable to trusts	27,837	27,837	27,000
Stockholders’ equity	54,325	51,649	51,081

Equity to total assets (end of period)	6.40%	6.10%	6.48%
Book value per share (1)	$15.28	$14.62	$14.29

Tier I (core) capital (2)	8.66%	8.28%	8.71%
Risk-based capital (2)	10.91%	10.54%	10.60%

Number of full-service offices	34	34	34

Asset Quality
Nonaccruing loans and leases	$1,126	$1,561	$4,196
Accruing loans and leases delinquent more than 90 days	2,049	502	627
Foreclosed assets	290	212	120
Total nonperforming assets	$3,465	$2,275	$4,943

FASB Statement No. 5 Allowance for loan and lease losses	$3,514	$3,601	$3,185
FASB Statement No. 114 Impaired loan valuation allowance	—	4	828
Total allowance for loans and lease losses	$3,514	$3,605	$4,013

Ratio of nonperforming assets to total assets (end of period)	0.41%	0.27%	0.63%
Ratio of nonperforming loans and leases to total loans and leases (end of period) (3)	0.48%	0.32%	0.79%
Ratio of allowance for loan and lease losses to total loans and leases (end of period)	0.53%	0.55%	0.66%
Ratio of allowance for loan and lease losses to nonperforming loans and leases (end of period) (3)	110.68%	174.75%	83.21%

(1) Equity divided by number of shares of outstanding common stock.

(2) Capital ratios for Home Federal Bank.

(3) Nonperforming loans and leases include both nonaccruing and accruing loans and leases delinquent more than 90 days.

HF Financial Corp.

Selected Consolidated Financial Condition Data

(Dollars in Thousands)

(Unaudited)

Loan and Lease Portfolio Composition

	At December 31, 2004		At June 30, 2004
	Amount	Percent of Loans in Each Category	Amount	Percent of Loans in Each Category
	(Dollars in Thousands)

One-to four-family (1)	$95,219	14.67%	$93,721	14.54%
Commercial real estate	98,745	15.21%	89,356	13.86%
Multi-family real estate	35,364	5.45%	42,572	6.61%
Commercial business	109,926	16.93%	124,033	19.24%
Equipment finance leases	28,783	4.43%	27,019	4.19%
Consumer direct (2) (3)	112,223	17.29%	108,755	16.87%
Consumer indirect	92,009	14.17%	87,839	13.63%
Agricultural	65,976	10.16%	63,370	9.83%
Construction and development	10,980	1.69%	7,886	1.23%
Total Loans and Leases Receivable (4)	$649,225	100.00%	$644,551	100.00%

(1)  Excludes $9,216 and $10,027 loans held for sale at December 31, 2004 and June 30, 2004, respectively.

(2)  Includes mobile home loans.

(3)  Excludes $3,118 and $324 student loans held for sale at December 31, 2004 and June 30, 2004, respectively. During the second quarter of fiscal 2004, the Company began classifying its student loan portfolio as held for sale.

(4)  Includes deferred loan fees and discounts and undisbursed portion of loans in process.

Deposit Composition

	At December 31, 2004		At June 30, 2004
	Amount	Percent of Deposits in Each Category	Amount	Percent of Deposits in Each Category
	(Dollars in Thousands)

Noninterest bearing checking accounts	$80,654	12.42%	$75,251	11.42%
Interest bearing accounts	56,987	8.78%	45,738	6.94%
Money market accounts	208,277	32.07%	211,928	32.17%
Savings accounts	51,013	7.86%	63,670	9.67%
Certificates of deposit	252,415	38.87%	262,132	39.80%
Total Deposits	$649,346	100.00%	$658,719	100.00%

Allowance for Loan and Lease Loss Activity

	Three Months Ended		Six Months Ended
	12/31/2004	12/31/2003	12/31/2004	12/31/2003
Balance, beginning	$3,589	$3,998	$3,605	$3,842
Provision charged to income	196	634	375	1,071
Charge-offs	(373)	(718)	(691)	(1,061)
Recoveries	102	99	225	161
Balance, ending	$3,514	$4,013	$3,514	$4,013

Average Balances, Interest Yields and Rates

	Six Months Ended
	12/31/2004		12/31/2003
	Average	Yield/Rate	Average	Yield/Rate
Interest-earning assets:
Loans and leases receivable (1) (3)	$667,444	5.93%	$617,622	6.01%
Investment securities (2) (3)	121,296	3.27%	100,013	2.80%
Total interest-earning assets	788,740	5.52%	717,635	5.56%
Noninterest-earning assets	66,326		60,892
Total assets	$855,066		$778,527

Interest-bearing liabilities:
Deposits:
Checking and money market	$262,359	1.49%	$226,195	1.11%
Savings	47,982	0.90%	47,141	0.58%
Certificates of deposit	261,680	2.67%	260,874	2.79%
Total interest-bearing deposits	572,021	1.98%	534,210	1.88%
FHLB advances and other borrowings	110,879	3.77%	81,653	4.83%
Subordinated debentures payable to trusts	27,837	5.52%	24,000	4.77%

Total interest-bearing liabilities	710,737	2.40%	639,863	2.37%
Noninterest-bearing deposits	73,288		68,107
Other liabilities	18,020		20,316
Total liabilities	802,045		728,286
Equity	53,021		50,241
Total liabilities and equity	$855,066		$778,527

Net interest spread (4)		3.12%		3.19%
Net interest margin (4) (5)		3.36%		3.45%
Return on average assets (4) (6)		0.73%		0.67%
Return on average equity (4) (7)		11.72%		10.31%

(1) Includes loan fees and interest on accruing loans and leases past due 90 days or more.

(2) Includes federal funds sold and Federal Home Loan Bank stock.

(3) Yields do not reflect the tax exempt nature of loans and municipal securities.

(4) Percentages for the six months ended December 31, 2004 and December 31, 2003 have been annualized.

(5) Net interest margin is net interest income divided by average interest-earning assets.

(6) Ratio of net income to average total assets.

(7) Ratio of net income to average equity.